Exhibit 21.1
Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Axos Nevada Holding, LLC	Nevada
Zenith Information Systems, Inc.	California
Axos Securities, LLC	Nevada
Axos Invest, Inc.	Delaware
Axos Invest LLC	Delaware
Axos Securities Investments, LLC	Nevada
Axos Digital Assets LLC	Delaware
Axos Clearing LLC	Delaware
ASI Trust	Delaware
Axos Services, LLC	Nevada
Axos Business Center Corp.	Philippines
BofI Trust I	Delaware
LASFin Commercial Mortgage Trust 2023	New York
Axfin Mortgage Trust 2019-1	New York
Axos Bank	United States of America
Axos Nevada, LLC	Nevada